Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROPETRO HOLDING CORP.

ProPetro Holding Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the corporation is ProPetro Holding Corp. Its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 8, 2017.

2.
This Amended and Restated Certificate of Incorporation has been duly adopted by ProPetro Holding Corp. and its stockholders in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

3.	The Certificate of Incorporation of ProPetro Holding Corp. is hereby amended and restated in its entirety to read as follows:
FIRST: The name of the corporation is ProPetro Holding Corp. (the “Corporation”).
SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).
FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 230,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 200,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 30,000,000, having a par value of $0.001 per share. Subject to the terms of any stockholders agreement binding on the Corporation, whether or not in effect on the date hereof and as amended from time to time in accordance therewith (each, a “Stockholders Agreement”), the board of directors of the Corporation (the “Board of Directors”) may, in its discretion, issue from time to time authorized but unissued shares or treasury shares of the Corporation to such person or persons, and for such consideration, as the Board of Directors may determine.
FIFTH: The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.COMMON STOCK.
1.    General. The rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be set forth in this Amended and Restated Certificate of Incorporation or as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.    Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. No holder of Common Stock shall be entitled to exercise any right of cumulative voting.
Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL (or any successor provision thereto).
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon (the “Voting Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends if, when and as declared by the Board of Directors in accordance with applicable law. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.
4.    Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.    No Preemptive or Subscription Rights. No holder of Common Stock shall be entitled to preemptive or subscription rights.
B.    PREFERRED STOCK
Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to and vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL and any applicable Stockholders Agreement. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
SIXTH: Subject to any applicable Stockholders Agreement, the total number of directors of the Corporation shall be determined from time to time exclusively by resolution of the Board of Directors. Except as otherwise required by law and subject to any applicable Stockholders Agreement and the rights of any holders of any shares of Preferred Stock, which may from time to time come into existence and be outstanding, any vacancies and newly created directorships shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum. No decrease in the number of directors shall shorten the term of any incumbent director. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. Subject to any applicable Stockholders Agreement and the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, any director may only be removed upon the affirmative vote of the holders of at least 66-2/3% of the Voting Stock entitled to vote thereon.
SEVENTH: Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the Board of Directors. Special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws whether adopted by them or otherwise, without any action on the part of the stockholders. The stockholders may also make new bylaws or alter, amend or repeal the Bylaws by the affirmative vote of the holders of a majority of the voting power of Voting Stock.
NINTH: The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto). To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article Ninth shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
The Corporation may maintain insurance, at its expense, to protect itself and any current, former or prospective director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current, former or prospective director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in the Bylaws or elsewhere, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current, former or prospective director, officer, employee or agent.
TENTH: The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), indemnify, advance expenses to and hold harmless any person who was or is a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, except with respect to a proceeding to enforce such person’s rights to indemnification or advancement of expenses pursuant to this Article TENTH, the Corporation shall be required to indemnify such persons in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Any amendment, repeal or modification of this Article Tenth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.
ELEVENTH: In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of the ECP Stockholders (as defined in the Stockholders Agreement, dated March 22, 2017, by and among the Corporation and the parties listed on the signature pages thereto) or their respective Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) the ECP Stockholders and their respective Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with the ECP Stockholders and their respective Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Eleventh are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the ECP Stockholders and/or their respective Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Covered Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Amended and Restated Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of any of the ECP Stockholders, any entity that controls, is controlled by or is under common control with such ECP Stockholder (other than the Corporation and any entity controlled by the Corporation) and any investment funds managed by Energy Capital Partners and (b) in respect of the Corporation, any entity controlled by the Corporation.
To the fullest extent permitted by law, none of the ECP Stockholders, any of their respective Affiliated Companies or any of their respective Covered Persons shall have any fiduciary duty to refrain from (A) carrying on and conducting, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Affiliated Companies, (B) doing business with any client, customer, vendor or lessor of any of the Corporation or its Affiliated Companies, or (C) making investments in any kind of property in which the Corporation may make investments. In the event that any of the ECP Stockholders, any of their respective Affiliated Companies or any of their respective Covered Persons acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (1) (a) the Covered Person, in his or her capacity with any of the ECP Stockholders or any of their respective Affiliated Companies, or (b) any of the ECP Stockholders or any of their respective Affiliated Companies and (2) the Corporation or its Affiliated Companies, none of the ECP Stockholders, any of their respective Affiliated Companies or any of their respective Covered Persons shall, to the fullest extent permitted by law, have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. To the fullest extent permitted by law, the Corporation and its Affiliated Companies hereby renounce, pursuant to Section 122(17) of the DGCL, any interest or expectancy of the Corporation and its Affiliated Companies in any such corporate opportunity and waive any claim against each of the ECP Stockholders, each of their respective Affiliated Companies and each of their respective Covered Persons and shall indemnify each of the ECP Stockholders, each of their respective Affiliated Companies and each of their respective Covered Persons against any claim that any ECP Stockholder, any of its respective Affiliated Companies or any of its respective Covered Persons is liable to the Corporation, its Affiliated Companies or its stockholders for breach of any fiduciary duty, as a director, officer or stockholder of the Corporation or its Affiliated Companies, solely by reason of the fact that any ECP Stockholder, any of its respective Affiliated Companies or any of its respective Covered Persons (x) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (y) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (z) does not communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. The Corporation shall pay in advance any expenses incurred in defense of any such claim as provided in this Article Eleventh.
To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its Affiliated Companies unless (i) the Corporation and its Affiliated Companies would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (ii) the Corporation and its Affiliated Companies at such time have sufficient financial resources to undertake such transaction or opportunity and (iii) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its Affiliated Companies are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
To the fullest extent permitted by law, no Covered Person will be liable to the Corporation or its Affiliated Companies or stockholders for breach of any duty (at law or in equity, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article Eleventh.
Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.
For purposes of this Article Eleventh, the Corporation and its Affiliated Companies shall not be deemed Affiliated Companies of any of the ECP Stockholders.
In addition to any vote required by applicable law, this Article Eleventh may not be amended, modified or repealed without the prior written consent of each of the ECP Stockholders.
TWELFTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent or consents in writing by stockholders.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.
FOURTEENTH: From time to time, any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article Fourteenth. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation.
FIFTEENTH: The Corporation elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, ProPetro Holding Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this June 19, 2019.

/s/ Dale Redman
Dale Redman
Chief Executive Officer